                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE

                             HOME PROPERTIES REPORTS
                           THIRD QUARTER 2004 RESULTS
     Net Operating Income Increases; Sale of Affordable Properties Completed

ROCHESTER,  NY,  November 4, 2004 - Home  Properties  (NYSE:HME)  today released financial results for the third quarter and nine months of 2004. All results are reported on a diluted basis.

"Rental rates,  total revenues and net operating  income continued to improve in the third quarter, even though the occupancy level at Home Properties' apartment communities  continues to be challenged by the lack of meaningful job growth and low home mortgage rates," said Edward J. Pettinella, President and CEO. "Year to date we are pleased that occupancy and average monthly rents have increased over last year."

Earnings per share  ("EPS") for the quarter  ended  September 30, 2004 was $0.09 compared to $0.30 for the quarter ended September 30, 2003, a decrease of 69.9%, primarily  attributable to the significant  loss on disposition of property that was recognized in 2004 as compared to 2003. This loss related to the sale of the affordable  limited  partnerships.  EPS for the three months ended September 30,
2004 for income from  continuing  operations was $0.30 compared to $0.28 for the year-ago  period.  EPS for the nine months  ended  September  30, 2004 was $0.49 compared to $0.75 for the nine months ended September 30, 2003, or a decrease of
34.8%,  primarily  attributable  to the  loss  on  disposition  of  property  as described above. However,  income from continuing operations for the nine months ended  September 30, 2004 was $0.74  compared to $0.71 for the nine months ended
September 30, 2003.

For the quarter ended  September  30, 2004,  Funds From  Operations  ("FFO") was
$28.3 million,  or $0.56 per share,  as compared to $37.4 million,  or $0.78 per share,  for the quarter ended  September 30,  2003.  These results  equated to a
24.4%  decrease in total FFO from the comparable  prior-year  period and a 27.8%
decrease on a per-share  basis.  Results  for the 2004 third  quarter  include a combined loss on sale of property of $9.9 million, or $.20 per share, related to the disposal of affordable limited partnerships.  Consistent with the Securities and  Exchange  Commission's  guidance on non-GAAP  financial  measures  recently adopted by the National  Association of Real Estate  Investment Trusts (NAREIT),
FFO has not been  adjusted to add back this  impairment  charge as it would have been under the prior  definition  of FFO. The result  before this  non-recurring impairment  charge was $0.76 per share,  which was $.01 per share  below the low end of the range of guidance  previously  provided by the  Company.  FFO for the nine months  ended  September  30, 2004 was $94.9  million,  or $1.90 per share, compared to $101.4  million,  or $2.13 per share,  a 6.4%  decrease in total FFO from the prior year and a 10.8% decrease on a per-share  basis. A reconciliation of GAAP net income to FFO is included in the financial  data  accompanying  this press release.

Third Quarter Operating Results
-------------------------------

For the  third  quarter  of 2004,  same-property  comparisons  (for  141  "Core"
properties  containing  39,586  apartment  units  owned  since  January 1, 2003)
reflected an increase in total  revenues of 2.8% as compared to the same quarter a year  ago.  Net  operating  income  ("NOI")  increased  by 1.9% from the third quarter of 2003.  Property level  operating  expenses  increased by 4.1% for the quarter,  primarily  due to  increases  in repairs and  maintenance,  personnel, property  insurance  and real estate  taxes,  offset in part by a  reduction  in advertising and office and telephone.

Average  economic  occupancy for the Core  properties was 92.8% during the third quarter of 2004,  down from  93.4%  during  the third  quarter of 2003.  Average monthly rental rates increased 2.9% to $951 as compared to the year-ago period.

On a sequential basis,  compared to the 2004 second quarter results for the Core properties,  total revenues were up 0.2% in the third quarter of 2004,  expenses were down 0.2% and net operating income was up 0.4%.  Average economic occupancy was down 1.0% from the  second  quarter,  but  average  monthly  rents were 1.1%
higher.

Occupancies for the 3,216 net apartment  units acquired  between January 1, 2003 and September 30, 2004 (the  "Recently  Acquired  Communities")  averaged  93.2%
during the third quarter of 2004, at average monthly rents of $1,064.

Year-to-Date Operating Results
------------------------------

For the nine months ended September 30, 2004, same-property  comparisons for the
Core properties showed an increase in total revenues of 4.1% resulting in a 2.2%
increase  in net  operating  income  compared  to the first nine months of 2003.
Property level operating expenses increased by 6.5%,  primarily due to increases in repairs and maintenance, personnel, property insurance and real estate taxes, offset in part by reductions in snow removal and  advertising.  Average economic occupancy for the Core  properties  improved  from 92.4% to 93.4%,  with average monthly rents rising 2.6% to $941.

The yield on the Recently  Acquired  Communities  during the nine months of 2004 averaged 6.6% on an annualized basis, which is in line with previously announced expected  first-year  results  (calculated as the net operating  income from the properties,  less an allowance for general and administrative  expenses equal to
3% of revenues,  all divided by the acquisition  costs plus capital  improvement expenditures in excess of normalized levels).

Acquisitions and Dispositions
-----------------------------

During  the third  quarter,  the  Company  announced  the  acquisition  of three apartment communities in two unrelated transactions.  The acquisitions consisted of two  communities  in Florida with 836 units and one community in northern New
Jersey with 372 units.  The total  purchase price of $106.8  million,  including closing  costs,  equated to an average of $88,400 per  apartment.  Consideration included  $75.5  million of new or  assumed  debt  (fair  market  value of $76.8
million)  and  $31.3   million  in  cash.   The  weighted   average  first  year
capitalization rate projected on these acquisitions is 6.4%.

During the third  quarter,  the Company sold one  community  with a total of 396 units  located in South  Bend,  Indiana.  The total sale price of $17.5  million equated to  approximately  $44,200 per unit. The Company recorded a loss (before allocation of minority interest) in the third quarter of approximately  $115,000 related to this sale.

In  conformity  with NAREIT  guidelines,  the gain or loss from the sale of real property is not included in reported FFO results.

Update on Sale of Affordable Properties
---------------------------------------

Effective  September  30,  2004,  the Company  closed on the sale of its general partner interests in 22 of its 41 Upstate New York, Ohio and Maryland properties with a total of 1,718 units.  The Company has under  contract  with the buyer of these 22 partnerships an additional eight partnerships, pending lender approval, with a total of 490 units.  In addition to this sale, the Company has received a letter  of intent to  purchase  general  partnership  interests  in eight  other properties with a total of 612 units.

Of the  remaining two  properties  (three  partnerships),  with a total of 1,940 units,  the Company  will retain its  ownership  interest  and will  continue to manage one of them  while it  pursues  various  disposition  options.  The other property  (two  partnerships)  is being  disposed  of  through a default  on the non-recourse  financing.  The  Company  has met with the  federal  agency  which insured the repayment of that financing. That agency has agreed that the Company may  continue  to manage the  property  until the agency can auction or sell the loan in a note sale.  The note sale is expected to occur in March,  2005, but it may occur  later.  The Company  has agreed to  repurchase  in January,  2005 the
limited   partner's   99.99%   interests  in  accordance  with  the  partnership
agreements.  The Company has recorded the liability to repurchase  these limited partnership  interests and the resulting loss on disposition of property of $5.0 million.

In addition to the $5.0 million loss described above, the loss on disposition of property includes an additional  impairment of value of $3.6 million relating to the sale of the 22 affordable properties and the eight properties under contract for sale, further impairment to the properties under the above-referenced letter of intent of $500,000  and a reduction  to fair market value of $800,000 for the property the Company will continue to hold for sale. The total $9.9 million loss on disposition of property is before allocation of minority interest.

"Home Properties' exit from the affordable  business will affect the bottom line in a positive way going forward," said  Pettinella.  "Besides adding a couple of cents to earnings in the next twelve months alone,  the sale now allows our team to focus its total energy and talents  solely on our core business of owning and managing market-rate apartment communities, which will add further value for our shareholders."

In March,  2004,  under FASB  Interpretation  No. 46,  Consolidation of Variable
Interest Entities ("FIN 46R"), the Company had made the  determination  that all
41 limited partnerships were Variable Interest Entities. The Company had further determined that it was the primary beneficiary in 34 of the limited partnerships and began  consolidating  these entities  effective  March 31, 2004. The Company also  determined that it was not the primary  beneficiary in seven  partnerships syndicated  under U.S.  Department  of  Housing  and Urban  Development  subsidy programs.  These seven  investments  will continue to be accounted for under the equity  method.  Due to the sale and letter of intent  effective  September  30,
2004,  the results of operations of the 34 limited  partnerships  for the three-
and nine-month  periods ended September 30, 2004 have been  consolidated  herein and reported as  discontinued  operations.  The balance sheet  consolidates  the accounts of the  remaining  twelve of the original 34  properties  classified as held for sale as of September 30, 2004.

A schedule has been added to the  supplemental  information to provide a Balance
Sheet before the effect of FIN 46R, the effect of consolidating  these entities, and the resulting Balance Sheet, as reported.

Capital Markets Activities
--------------------------

During the third  quarter of 2004,  the Company  raised $4.7  million by issuing additional  shares (at an average  cost of $39.03 per share)  under its Dividend
Reinvestment and Direct Stock Purchase Plan ("DRIP"). Approximately $4.4 million was from reinvested dividends and $300,000 from optional cash purchases.

As  of  September  30,  2004,  the  Company's  ratio  of  debt-to-total   market
capitalization  was 44.1%, with $70.5 million  outstanding on its $115.0 million revolving  credit  facility  and  $7.8 million  of  unrestricted  cash on  hand.
Mortgage debt of $1.6 billion was  outstanding,  at rates of interest  averaging
6.0%  and  with  staggered  maturities  averaging   approximately  eight  years.
Approximately  88% of total  indebtedness is at fixed rates.  Interest  coverage averaged  2.7 times  during  the  quarter;  and the fixed  charge  ratio,  which includes preferred dividends, averaged 2.5 times. The percentages, loan balances and other statistics are prior to FIN 46R consolidations on the Balance Sheet to provide a better comparison to the December 31, 2003 Balance Sheet.

The Company  estimates  its net asset value  ("NAV") per share at September  30,
2004 to range from $47.51 to $37.36 based on capitalizing, at rates from 7.0% to
8.0%, the total of the annualized and seasonally adjusted third quarter property net  operating  income,  plus a 4% growth  factor,  minus a management  fee. The
Company  believes the lower cap rate reflects current market  conditions,  while the higher cap rate represents a longer-term theoretical cap rate.

A total of 57,500  shares  were  repurchased  during  the  quarter at a weighted average  price  of  $38.07  per  share.  The  Company  continues  to have  Board authorization to buy back up to  approximately  3.1 million shares of its common stock or Operating  Partnership  Units.  In addition,  the Board removed certain price  restrictions,  which  substantially  enhances  the  Company's  ability to repurchase shares.

Outlook
-------

The Company has tightened its FFO guidance from operations (excluding impairment charges on real  estate) for full year 2004,  reducing the high end of the range by six cents and reducing the low end of the range by three cents.  This results in annual  operations  FFO  guidance  in the  range of $2.83 to $2.86,  with the fourth quarter between $0.71 and $0.74.  The four cent reduction at the midpoint for the year is a combination of a two cent miss for the third quarter,  as well as a  reduction  to the fourth  quarter  midpoint  of an  additional  two cents.
Guidance,  inclusive of real estate impairment  charges,  will be $2.61 to $2.64 for the year and $0.71 to $0.74 for the fourth quarter. Assumptions used for the projections are included with the published supplemental information and will be discussed on the conference call Friday.

For 2005, the Company expects FFO per share between $2.83 and $2.97.  Additional detail on 2005  projections  will be provided  when  year-end  2004  results are released.

Correction to Previously Reported Ex-Dividend Date
--------------------------------------------------

On November 2, 2004, the Company reported that the next ex-dividend date for the common and Series F preferred  stock was November 10, 2004 when,  in fact,  both the common and preferred  stock will begin trading  ex-dividend  on November 12,
2004. The common  dividend of $0.63 for the quarter ended  September 30, 2004 is payable on November 26, 2004 to shareholders of record on November 16, 2004. The dividend on the Series F Cumulative  Redeemable  Preferred Stock for the quarter
ending  November  30,  2004  is  $0.5625,   payable  on  November  30,  2004  to
shareholders of record on November 16, 2004.

Conference Call
---------------

The Company will conduct a conference call and simultaneous  Webcast tomorrow at
11:00 AM Eastern Time to review the  information  reported in this  release.  To listen to the call, please dial  800-547-9328  (International  212-748-2745).  A replay of the call will be available by dialing 800-633-8284 or 402-977-9140 and entering 21164174.  Call replay will become available beginning at approximately
1:00 PM Eastern Time and continue until  approximately  1:00 PM on  November 12,
2004.  The  Company  Webcast,  which  includes  a  slide  presentation,  will be available live, and archived by 2:30 PM through the  "Investors"  section of our
Web site, www.homeproperties.com, under the heading, "Financial Information."

The Company produces  supplemental  information that provides details  regarding property  operations,  other  income,  acquisitions,  sales,  market  geographic breakdown,  debt and net asset value. The supplemental  information is available via the Company's Web site, e-mail or via facsimile upon request.

This press release  contains  forward-looking  statements.  Although the Company believes expectations reflected in such forward-looking  statements are based on reasonable  assumptions,  it can give no assurance that its expectations will be achieved.  Factors  that may cause  actual  results  to differ  include  general economic and local real estate conditions, the weather and other conditions that
might  affect  operating  expenses,   the  timely  completion  of  repositioning
activities within anticipated  budgets,  the actual pace of future  acquisitions and dispositions, and continued access to capital to fund growth.

Home Properties is the sixth largest  publicly traded  apartment  company in the
United  States.  A real  estate  investment  trust with  operations  in selected
Northeast,  Midwest,  Mid-Atlantic and Southeast  Florida  markets,  the Company owns, operates,  acquires and rehabilitates  apartment  communities.  Currently,
Home Properties  operates 187 communities  containing 48,010 apartment units. Of these, 42,822 units in 153 communities are owned directly by the Company;  3,766 units are  partially  owned and managed by the Company as general  partner,  and
1,422 units are  managed  for other  owners.  For more  information,  visit Home
Properties' Web site at www.homeproperties.com.

Tables to follow.

                                  Avg. Economic
     Third Quarter Results         Occupancy(c)           Q3 '04                  Q3 '04 vs. Q3 '03
     ---------------------         ------------           ------       -----------------------------------
                                                          Average
                                                          Monthly      % Rental      % Rental
                                                           Rent/         Rate         Revenue        % NOI
                              Q3 '04        Q3 '03       Occ Unit       Growth        Growth        Growth
                              ------        ------       --------       ------        ------        ------

Core Properties(a)            92.8%          93.4%       $   951         2.9%          2.2%          1.9%

Acquisition Properties(b)     93.2%             NA        $1,064          NA            NA            NA
                              ----           -----        ------         ----          ----          ----

TOTAL PORTFOLIO               92.8%          93.4%       $   958          NA            NA            NA

                                  Avg. Economic
      Year-To-Date Results           Occupancy            YTD '04                YTD '04 vs. YTD '03
      --------------------           ---------            -------      -----------------------------------
                                                          Average
                                                          Monthly      % Rental      % Rental
                                                           Rent/         Rate         Revenue        % NOI
                              YTD '04       YTD '03      Occ Unit       Growth        Growth        Growth
                              -------       -------      --------       ------        ------        ------

Core Properties(a)            93.4%          92.4%        $  941         2.6%          3.7%          2.2%

Acquisition Properties(b)     91.4%             NA        $1,107          NA            NA            NA
                              ----           -----        ------         ----          ----          ----

TOTAL PORTFOLIO               93.2%          92.4%        $  949          NA            NA            NA

(a)  Core Properties  includes 141 properties with 39,586  apartment units owned throughout 2003 and 2004.

(b)  Reflects 12 properties with 3,216  apartment  units acquired  subsequent to
     January 1, 2003.

(c)  Average economic  occupancy is defined as total possible rental income, net of vacancy and bad debt expense as a percentage  of total  possible  rental income.  Total  possible  rental income is  determined by valuing  occupied units at contract rates and vacant units at market rents.

                              HOME PROPERTIES, INC.
                  SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
           (in thousands, except share and per share data - Unaudited)

                                                                     Three Months Ended           Nine Months Ended
                                                                        September 30                 September 30
                                                                        ------------                 ------------
                                                                        2004          2003          2004           2003
                                                                        ----          ----          ----           ----
Rental income                                                       $113,237      $103,792      $331,496       $304,370
Other income - property related                                        4,750         3,855        13,373         11,366
Interest and dividend income                                             150            95           448            351
Other income                                                             805         1,028         1,968          3,349
                                                                    --------      --------      --------       --------
     Total revenues                                                  118,942       108,770       347,285        319,436
                                                                    --------      --------      --------       --------
Operating and maintenance                                             50,372        45,512       153,438        138,099
General and administrative                                             4,879         4,670        14,496         14,371
Interest                                                              23,496        21,430        68,060         64,693
Depreciation and amortization                                         23,445        19,624        67,377         57,140
Impairment of assets held as General Partner                               -         1,888         1,116          2,408
                                                                    --------      --------      --------       --------
     Total expenses                                                  102,192        93,124       304,487        276,711
                                                                    --------      --------      --------       --------
Income from operations                                                16,750        15,646        42,798         42,725
Equity in earnings (losses) of unconsolidated affiliates                  25    (313)   (538)    (1,497)
                                                                    --------      --------      --------       --------
Income before minority interest and discontinued operations           16,775        15,333        42,260         41,228
Minority interest in Operating Partnership                         (4,746)   (4,482)   (11,844)    (11,473)
                                                                    --------      --------      --------       --------
Income from continuing operations                                     12,029        10,851        30,416         29,755
                                                                    --------      --------      --------       --------
Discontinued operations

     Income (loss) from operations, net of minority interest       (288)          710    (1,679)         1,020
     Gain (loss) on disposition of property, net of minority
         Interest                                                  (6,816)           35    (6,305)            355
                                                                    --------      --------      --------       --------
Discontinued operations                                            (7,104)          745    (7,984)         1,375
                                                                    --------      --------      --------       --------
Income before loss on disposition of property                          4,925        11,596        22,432         31,130
Gain (loss) on disposition of property, net of minority interest           -              8   (67)    (2)
                                                                    --------      --------      --------       --------

Income before cumulative effect of change in accounting principle      4,925        11,604        22,365         31,128
Cumulative effect of change in accounting principle, net of
     minority interest                                                     -             -    (321)             -
                                                                    --------      --------      --------       --------

Net Income                                                             4,925        11,604        22,044         31,128
Preferred dividends                                                (1,898)   (2,646)   (5,695)    (9,356)
                                                                    --------      --------      --------       --------
Net income available to common shareholders                        $   3,027    $    8,958      $ 16,349      $  21,772
                                                                    ========      ========      ========       ========

Reconciliation from net income available to common shareholders to Funds From Operations:

Net income available to common shareholders                        $   3,027    $    8,958      $ 16,349      $  21,772
Preferred dividends - convertible preferred stock                        548         1,296         1,645          5,306
Real property depreciation and amortization                           23,225        19,512        67,566         56,889
Real property depreciation - unconsolidated                                -           725           556          1,837
Impairment on general partnership investment - real estate                 -         1,785           945          1,785
Impairment of real property                                                -             -             -            423
(Gain) loss on disposition of property                                     -            69            50             79
Minority Interest                                                      4,746         4,482        11,844         11,473
Minority Interest - income from discontinued operations            (135)          389     (805)           567
Minority Interest - gain (loss) on disposition of discontinued     (3,195)            -     (3,195)             -
     operations
(Gain) loss on disposition of discontinued operations                     94    (35)    (417)     (355)
Loss from early extinguishment of debt in connection with sale
of Candlewood Apartments                                                   -           261             -          1,610
Cumulative effect of change in accounting principle                        -             -           321              -
                                                                    --------      --------      --------       --------
FFO (1)                                                            $  28,310      $ 37,442      $ 94,859       $101,386
                                                                    ========      ========      ========       ========

Weighted average shares/units outstanding:
     Shares - basic                                                33,293.9      29,522.3       32,840.7      28,485.4
     Shares - diluted                                              33,738.0      30,037.7       33,280.7      28,874.2
     Shares/units - basic(2)                                       48,894.6      45,611.9       48,660.3      44,577.3
     Shares/units - diluted(2)                                     49,338.6      48,078.9       49,100.3      47,624.0
Per share/unit:
     Net income - basic                                              $.09          $.30           $.50           $.76
     Net income - diluted                                            $.09          $.30           $.49           $.75
     FFO - basic(3)                                                  $.57          $.79          $1.91          $2.16
     FFO - diluted(4)                                                $.56          $.78          $1.90          $2.13

     AFFO(5)                                                         $.45          $.66          $1.56          $1.78
        AFFO - before impairments(6)                                 $.65          $.66          $1.79          $1.78
     Common Dividend paid                                            $.62          $.61          $1.86          $1.83

(1)  Pursuant to the revised  definition of Funds From Operations adopted by the
     Board of Governors of the National  Association  of Real Estate  Investment
     Trusts  ("NAREIT"),  FFO is defined as net income  (computed in  accordance with  accounting  principles  generally  accepted  in the United  States of
     America  ("GAAP"))  excluding gains or losses from disposition of property, minority  interest  and  extraordinary  items plus  depreciation  from real property. This presentation assumes the conversion of dilutive common stock
     equivalents  and  convertible   preferred  stock.  Other  similarly  titled
     measures may not be calculated in the same manner.

(2)  Basic includes common stock outstanding plus operating partnership units in
     Home Properties,  L.P., which can be converted into shares of common stock.
     Diluted includes additional common stock equivalents.

(3)  FFO for the three months ended September 30, as computed for basic is gross
     FFO of $28,310 and $37,442 in 2004 and 2003, respectively, less convertible preferred dividends of $548 and $1,296 in 2004 and 2003, respectively.  FFO for the nine months ended  September 30, as computed for basic is gross FFO of $94,859 and $101,386 in 2004 and 2003,  respectively,  less  convertible preferred dividends of $1,645 and $5,306 in 2004 and 2003, respectively.

(4)  FFO for the three  months  ended  September  30, as computed for diluted is equal to basic FFO of $27,762 in 2004 and $36,146 in 2003,  plus the Series
     C - E convertible  preferred  dividend of $1,296 in 2003.  FFO for the nine months ended September 30, as computed for diluted is equal to basic FFO of
     $93,214  in 2004 and  $96,080  in 2003  plus the  Series C - E  convertible preferred dividend of $5,306 in 2003.

(5)  Adjusted  Funds From  Operations  ("AFFO")  is defined as gross FFO less an
     annual   reserve  for   anticipated   recurring,   non-revenue   generating
     capitalized  costs of $525 per apartment unit. AFFO is computed by reducing gross FFO for each  period by the share of annual  reserve  for each period of: $5,583 for third quarter 2004;  $5,475 for third quarter 2003;  $16,557 for the nine months  ended  September  30,  2004;  and $16,489 for the nine months  ended  September  30,  2003.  The  resulting  sum is divided by the weighted  average  shares/units  on a  diluted  basis to arrive at AFFO per share/unit.

(6)  AFFO before  impairments  is provided to be consistent  with how impairment charges were treated by NAREIT in 2003.

                              HOME PROPERTIES, INC.
                       SUMMARY CONSOLIDATED BALANCE SHEETS
           (in thousands, except share and per share data - Unaudited)

                                                September 30, 2004  December 31, 2003
                                                ------------------  -----------------
Land                                                  $    407,357       $    387,655
Buildings, improvements and equipment                    2,656,669          2,365,337
Real estate held for sale or disposal, net                  79,607                 -
                                                        ----------         ----------
                                                         3,143,633          2,752,992
Accumulated depreciation                              (390,757)      (330,062)
                                                        ----------         ----------
Real estate, net                                         2,752,876          2,422,930
Cash and cash equivalents                                    8,267              5,103
Cash in escrows                                             44,465             39,660
Accounts receivable                                          5,900              4,437
Prepaid expenses                                            20,128             18,184
Investment in and advances to affiliates                        27              5,253
Deferred charges                                            13,533              9,057
Other assets                                                 2,944              8,693
                                                        ----------         ----------
Total assets                                            $2,848,140         $2,513,317
                                                        ==========         ==========

Mortgage notes payable                                  $1,632,230         $1,380,696
Line of credit                                              70,500                  -
Accounts payable                                            24,118             13,178
Accrued interest payable                                     8,869              7,013
Accrued expenses and other liabilities                      22,629             18,959
Security deposits                                           23,683             21,664
                                                        ----------         ----------

Total liabilities                                        1,782,029          1,441,510

Minority interest                                          316,294            330,544
Stockholders' equity                                       749,817            741,263
                                                        ----------         ----------

Total liabilities and stockholders' equity              $2,848,140         $2,513,317
                                                        ==========         ==========

Total shares/units outstanding:

Common stock                                             33,485.3           31,966.2
Operating partnership units                              15,595.9           15,974.7
Series D convertible cumulative preferred stock*            833.3              833.3
                                                        ----------         ----------
                                                         49,914.5           48,774.2

*Potential common shares

                                                # # #

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237